EXHIBIT 3.10



                 AGREEMENT OF LIMITED PARTNERSHIP

                                OF

                       NORTHEAST ENERGY, LP

                  a Delaware limited partnership




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                                TABLE OF CONTENTS

                                                                 Page
                                                                 ----


                            Article I . . . . . . . . . . . . . .  1

                           Article II.
               Formation and Name; Office; Purpose; Term. . . . .  9
       2.1  Formation and Continuation. . . . . . . . . . . . . .  9
       2.2  Name of the Partnership . . . . . . . . . . . . . . .  9
       2.3  Purpose . . . . . . . . . . . . . . . . . . . . . . .  9
       2.4  Term. . . . . . . . . . . . . . . . . . . . . . . . .  9
       2.5  Registered Office . . . . . . . . . . . . . . . . . .  9
       2.6  Partners. . . . . . . . . . . . . . . . . . . . . . . 10
       2.7  Qualification in Other Jurisdictions. . . . . . . . . 10
       2.8  Agent for Service of Process. . . . . . . . . . . . . 10

                           Article III.
               Partners' Capital; Capital Accounts. . . . . . . . 10
       3.1  Capital Contributions; Capital Account Balances . . . 10
       3.2  No Additional Contributions Required. . . . . . . . . 10


       3.3  No Interest on Contributions. . . . . . . . . . . . . 10
       3.4  Return of Contributions . . . . . . . . . . . . . . . 10
       3.5  Capital Accounts. . . . . . . . . . . . . . . . . . . 10
       3.6  Loans and Other Business Transactions . . . . . . . . 11

                           Article IV.
               Profit, Loss and Distributions . . . . . . . . . . 11
       4.1  Payment of Certain Funds. . . . . . . . . . . . . . . 11
       4.2  Distribution of Cash Flow . . . . . . . . . . . . . . 13
       4.3  Allocation of Profit or Loss. . . . . . . . . . . . . 13
       4.4  Regulatory Allocations. . . . . . . . . . . . . . . . 13
       4.5  Liquidation and Dissolution . . . . . . . . . . . . . 15
       4.6  General . . . . . . . . . . . . . . . . . . . . . . . 16
       4.7  Restricted Distributions. . . . . . . . . . . . . . . 16

                            Article V . . . . . . . . . . . . . . 16
       5.1  Management Committee; Meetings; Minutes . . . . . . . 16
       5.2  Duties of General Partners. . . . . . . . . . . . . . 19
       5.3  Compensation. . . . . . . . . . . . . . . . . . . . . 20
       5.4  Provision of Services . . . . . . . . . . . . . . . . 21
       5.5  Indemnification of General Partners . . . . . . . . . 21

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       5.6  Sharing of Information. . . . . . . . . . . . . . . . 22
       5.7  Rule 144A Financing . . . . . . . . . . . . . . . . . 22
       5.8  Authorization of Project Documents. . . . . . . . . . 22

                           Article VI.
               Limited Partners; General Partner Meetings . . . . 22
       6.1  No Liability of or Control by Limited Partners. . . . 22

                           Article VII.
               Transfer of Partner Interests and Withdrawals
                  of Partners . . . . . . . . . . . . . . . . . . 23
       7.1  Transfers. . . . . .. . . . . . . . . . . . . . . . . 23
       7.2  Voluntary Withdrawal. . . . . . . . . . . . . . . . . 26
       7.3  Special Rules With Respect to General Partners. . . . 26

                          Article VIII.
               Dispute Resolutions; Arbitration . . . . . . . . . 26
       8.1  Dispute Resolution. . . . . . . . . . . . . . . . . . 26
       8.2  Arbitration . . . . . . . . . . . . . . . . . . . . . 27

                           Article IX.
               Dissolution, Liquidation, and Termination of the
                 Partnership. . . . . . . . . . . . . . . . . . . 28
       9.1  Right to Cause Dissolution; Events of Dissolution . . 28
       9.2  Procedure for Winding Up and Dissolution. . . . . . . 28
       9.3  Filing of Certificate of Cancellation . . . . . . . . 28

                            Article X.
               Books, Records, Accounting, and Tax Elections. . . 28
      10.1  Bank Accounts . . . . . . . . . . . . . . . . . . . . 28
      10.2  Maintenance of Books and Records. . . . . . . . . . . 29
      10.3  Financial Statements and Reports. . . . . . . . . . . 29
      10.4  Right to Inspect Books and Records; Receive
              Information . . . . . . . . . . . . . . . . . . . . 29
      10.5  Annual Accounting Period. . . . . . . . . . . . . . . 29
      10.6  Tax Matters . . . . . . . . . . . . . . . . . . . . . 29
      10.7  GAAP Allocations. . . . . . . . . . . . . . . . . . . 30

                           Article XI.
               Representations and Warranties . . . . . . . . . . 30
      11.1  Representations and Warranties of the Partners. . . . 30
      11.2  Representations and Warranties of ESI Partners. . . . 30

                           Article XII.
               True-Up of Stream of Benefits. . . . . . . . . . . 30
      12.1  True-Up . . . . . . . . . . . . . . . . . . . . . . . 30

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                          Article XIII.
               General Provisions . . . . . .. . . . . . . . . . 32
      13.1  Assurances.. . . . . . . . . . . . . . . . . . . . . 33
      13.2  Notifications. . . . . . . . . . . . . . . . . . . . 33
      13.3  Specific Performance.. . . . . . . . . . . . . . . . 33
      13.4  Complete Agreement.. . . . . . . . . . . . . . . . . 34
      13.5  Applicable Law.. . . . . . . . . . . . . . . . . . . 34
      13.6  Section Titles.. . . . . . . . . . . . . . . . . . . 34
      13.7  Binding Provisions.. . . . . . . . . . . . . . . . . 34
      13.8  Terms. . . . . . . . . . . . . . . . . . . . . . . . 34
      13.9  Separability of Provisions.. . . . . . . . . . . . . 34
      13.10 Counterparts.. . . . . . . . . . . . . . . . . . . . 34
      13.11 Estoppel Certificate.. . . . . . . . . . . . . . . . 34
      13.12 Non-Disclosure.. . . . . . . . . . . . . . . . . . . 34
      13.13 Waiver.. . . . . . . . . . . . . . . . . . . . . . . 35

                                      iii



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                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                             NORTHEAST ENERGY, LP,
                         a Delaware limited partnership

     This Agreement of Limited Partnership (the "Agreement") of NORTHEAST ENERGY, LP, a Delaware limited partnership (the "Partnership"), is entered into as of November 21, 1997, by and among ESI NORTHEAST ENERGY GP, INC., a Florida corporation ("ESI GP") as a general partner, ESI NORTHEAST ENERGY LP, INC., a Florida corporation ("ESI Sub") as a limited partner, TRACTEBEL NORTHEAST GENERATION GP, INC., a Delaware corporation ("Tractebel GP") as a general partner, and TRACTE BEL ASSOCIATES NORTHEAST LP, INC., a Delaware corporation, ("Tractebel Sub") as a limited partner.

     In consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ESI GP, ESI Sub, Tractebel GP and Tractebel Sub hereby agree as follows:


                                   Article I.
                                  Defined Terms

     The following capitalized terms shall have the respective meanings specified in this Article I. Capitalized terms not defined in this Agreement shall have the meaning specified in the Act.

     "Acquisition" means the acquisitions by the Partnership and NE, LLC of all of the interests of the Original Partners in and to the Project Partnerships, pursuant to the Purchase Agreement.

     "Acquisition Date" means January 2, 1998 or, if the closing of the Acquisition shall not have occurred on such date, such later date on which such closing occurs.

     "Act" means the Revised Uniform Limited Partnership Act of the State of Delaware, as amended from time to time, or any corresponding provision or provisions of any succeeding or successor law of the State of Delaware.

     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in the Partner's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

      (a) the deficit shall be decreased by the amounts which the Partner is obligated to restore or is deemed obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and


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      (b) the deficit shall be increased by the items described in Regulation
Sections 1.704-1(b)(2)(ii)(d)(4),(5), and (6).

This definition is intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

     "Additional Required Capital" means aggregate capital contributions equal to all amounts payable by the Buyers (excluding the Initial Required Capital) in connection with the Acquisition and the Rule 144A Financing, including fees and expenses.

     "Administrative Services Agreement" means the Administrative Service Agreement by and between the Partnership and ESI GP, dated November 21, 1997, as amended from time to time, and any replacement administrative services agreement entered into upon termination thereof and which the General Partners specify as the "Administrative Services Agreement" for purposes hereof.

     "Affected Party" shall have the meaning ascribed thereto in Section 13.12.

     "Affiliate" of any person, entity or group means any person, entity or group (presently existing or hereafter created or acquired) controlling, controlled by or under common control with, the specified person, entity or group, and "control" of a person, entity or group (including, with correlative meaning, the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management, policies or affairs of the controlled person or entity, whether through ownership of securities or partnership or other ownership interests, directly or indirectly, by contract or otherwise.

     "Agreement" means this Agreement of Limited Partnership of the Partnership, including all schedules, exhibits and appendices hereto, as originally executed and as amended or restated in writing from time to time, as the context requires.

     "Arbitration Rules" shall have the meaning set forth in Section 8.1.

     "Back-up Letter of Credit" shall have the meaning specified in the Trust Indenture.

     "Bankruptcy" or "Bankrupt" means, with respect to any Person, such Person's becoming subject to any bankruptcy, insolvency, reorganization or similar proceeding, or admitting in writing its inability to pay its debts as they mature, or making an assignment for the benefit of creditors.

     "Budget" means the combined operating and capital budget of the Partnership, NE, LLC and the Project Partnerships, to be prepared by the Manager and approved by the Management Committee, as such budget is amended from time to time with the approval of the Management Committee. The Budget shall be prepared by the Manager in accordance with the guidelines set forth in the Administrative Services Agreement.

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     "Buyers" shall have the meaning ascribed thereto in the Purchase Agreement.

     "Capital Account" means the account to be maintained by the Partnership for each Partner in accordance with the following provisions:

      (a) a Partner's Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Partnership (net of liabilities secured by such property that the Partnership either assumes or to which such property is subject), the amount of any Partnership unsecured liabilities assumed by the Partner and the Partner's distributive share of Profit and any item in the nature of income or gain allocated to the Partner pursuant to the provisions of Section 4.4 (oth er than Section 4.4.3); and

      (b) a Partner's Capital Account shall be debited with the amount of money and the fair market value of any Partnership property (valued in the manner set forth in Section 4.6.1) distributed to the Partner (net of liabilities secured by such distributed property that the Partner either assumes or to which such property is subject), the amount of any unsecured liabilities of the Partner assumed by the Partnership, and the Partner's distributive share of Loss and any item in the nature of expenses or los ses allocated to the Partner pursuant to the provisions of Section 4.4 (other than Section 4.4.3).

     When Partnership property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Partners shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Partners if there were a taxable disposition of such property for the fair market value of such property (taking into account s ection 7701(g) of the Code) on the date of distribution.

     If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of Partnership property is adjusted pursuant to Section 4.4.3, the Capital Account of each Partner shall be adjusted to reflect the aggregate adjustment in the same manner as if the Partnership had recognized gain or loss equal to the amount of such aggregate adjust ment. It is intended that the Capital Accounts of all Partners shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

     "Cash Flow" means all cash or other funds received by the Partnership with respect to a calendar month and distributable to the Partners (including interest received on, and release of, reserves and the proceeds of the Rule 144A Financing, but excluding the releases of cash contemplated by Section 4.1 hereof) without reduction for any non-cash charges, but less (i) cash used to pay, with respect to such calendar month, current operating expenses (including fees payable by the Partnership under the Adm inistrative Services Agreement and the O&M Agreement) and (ii) cash used to pay or establish reasonable reserves for future expenses and debt payments as determined by the Management Committee.


                                       3

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     "Certificate of Limited Partnership" means the Certificate of Limited
Partnership for the Partnership filed with the Office of the Secretary of State of Delaware, as amended from time to time.

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     "Confidential Information" means any information, technical data, or know-how of a Partner or any Affiliate thereof relating to the Projects, including but not limited to, information relating to such Partner's or its Affiliate's services, development, marketing or finances, which shall be disclosed by such Partner or Affiliate in writing or otherwise. The term "Confidential Information" does not include information, technical data, or know-how which at the time such information, technical data, or k now-how is disclosed to the receiving Partner or its Affiliates (the "Recipient") by another party hereto or an Affiliate thereof (i) is available to the Recipient from a source other than a party hereto or its Affiliates if the Recipient has no knowledge that such source, by disclosing such information, would be in violation of any confidentiality agreement to which it is a party; (ii) is or becomes published or otherwise available in the public domain without violation of this Agreement; or (iii) is appr oved for release by written authorization of the Partners hereto or their Affiliates from which such information, technical data or know-how originated. The term "Confidential Information" includes the terms of this Agreement.

     "Consent" means the prior written consent of the Person at issue, which consent may be withheld by such Person in its sole discretion.

     "Contribution" means any money, property or other binding obligation to contribute money or property, as permitted in this Agreement or by law, which a Partner contributes to the Partnership as capital in that Partner's capacity as a Partner pursuant to this Agreement.

     "Debt Service Reserve Fund" shall have the meaning specified in the Trust Indenture.

     "Effective Date" means the Acquisition Date.

     "ESI GP" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

     "ESI Partners" means, collectively, ESI GP and ESI Sub.

     "ESI Release Percentage" means a percentage (expressed as a decimal) calculated on the Acquisition Date equal to one minus the Tractebel Release Percentage.

     "ESI Sub" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

     "Fuel Management Agreements" means (i) the fuel management agreement dated November 21, 1997 between ESI Northeast Fuel Management, Inc. and the Partnership, which agreement


                                       4


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shall be assigned by the Partnership to NEA on the Acquisition Date and (ii) the
fuel management agreement dated November 21, 1997 between ESI Northeast Fuel Management, Inc. and the Partnership, which agreement shall be assigned by the Partnership to NJEA on the Acquisition Date.

     "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

     "General Partner" means ESI GP or Tractebel GP or any Person who, at the time of the reference thereto, has been admitted to the Partnership as a successor to the duties or interest of ESI GP or Tractebel GP or as a replacement general partner as provided herein, in any such Person's capacity as a general partner, in any case, so long as such Person has not ceased to be a General Partner hereunder.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any government.

     "Initial Required Capital" means aggregate capital contributions equal to
(i) the Initial Payment (as defined in the Purchase Agreement), plus interest thereon as provided in the Purchase Agreement, plus all costs and expenses of Buyers to the Acquisition Date in connection with the Acquisition.

     "Interest" means, in the context of a "Partner's Interest," the entire legal and equitable ownership interest of a Partner in the Partnership at any particular time, including any right to vote or, with respect to a general partner, to participate in management, and any right to information concerning the business and affairs of the Partnership. When used in the context of a General Partner, "Interest" means the Interest held by the Partner in its capacity as a General Partner. When used in the cont ext of a Limited Partner, "Interest" means the Interest held by the Partner in its capacity as a Limited Partner. "Interest" includes, without limitation the right of such Partner to participate in Partnership Profits and Losses, Cash Flow, and any and all benefits to which a Partner may be entitled as provided in this Agreement and the Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

     "Letter of Credit Facility" shall have the meaning specified in the Trust Indenture.

     "Limited Partner" means Tractebel Sub, ESI Sub and/or any Person who has been admitted to the Partnership as a limited partner in accordance with the terms of this Agreement, at the time of reference thereto, in such Person's capacity as a limited partner for so long as such Person has not ceased to be a Limited Partner hereunder.

     "Management Committee" shall have the meaning ascribed to it in Section
5.1.1 hereof.

     "Manager" shall have the meaning set forth in the Administrative Services Agreement.


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     "Negative Capital Account" means a Capital Account with a balance of less than zero.

     "Nonrecourse Deductions" has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Partnership equals the net increase, if any, in the amount of Partnership Minimum Gain during that taxable year, determined according to the provisions of Regulation Section 1.704-2(c).

     "NE, LLC" means Northeast Energy, LLC, a Delaware limited liability company having the Partnership as its sole member.

     "NEA" means Northeast Energy Associates, a Limited Partnership, a Massachusetts limited partnership.

     "NEA Facility" means the 300 megawatt gas-fired combined cycle cogeneration plant located in Bellingham, Massachusetts.

     "NJEA" means North Jersey Energy Associates, a Limited Partnership, a New Jersey limited partnership.

     "NJEA Facility" means the 300 megawatt gas-fired combined cycle cogeneration plant, located in Sayreville, New Jersey.

     "Nonrecourse Liability" has the meaning set forth in Regulation Section 1.704-2(b)(3).

     "Non-Reimbursable Expenses" has the meaning set forth in the Administrative Services Agreement.

     "Notice" means a notice in writing delivered in accordance with the provisions of Section 13.2.

     "O&M Agreements" means (i) the Operation and Maintenance Agreement, dated as of November 21, 1997, by and between the Partnership and ESI Operating Services, Inc. for the NEA Facility, which agreement shall be assigned by the Partnership to NEA on the Operating Period Commencement Date, as defined in such Agreement and (ii) the Operation and Maintenance Agreement, dated as of November 21, 1997, by and between the Partnership and ESI Operating Services, Inc. for the NJEA Facility, which agreement shall be assigned by the Partnership to NJEA on the Operating Period Commencement Date, as defined in such agreement.

     "Original Effective Date" means March 31, 1986.

     "Original Partners" means, collectively, the partners named in the partnership agreement for each of the Project Partnerships and their successors or assigns immediately prior to the date hereof.


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     "Parent Guaranty" shall mean any corporate guaranty of an Affiliate of any of the Partners that is permitted under the terms of the Trust Indenture (as amended from time to time) to be provided in substitution for a Back-up Letter of Credit.

     "Partner" means any General Partner or any Limited Partner.

     "Partner Loan Nonrecourse Deductions" means any Partnership deductions that would be Nonrecourse Deductions if they were not attributable to a loan as to which a Partner bears the economic risk of loss within the meaning of Regulation
Section 1.704-2(i).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(i)(3).

     "Partnership Minimum Gain" has the meaning set forth in Regulation Section 1.704-2(d). Partnership Minimum Gain shall be computed separately for each Partner in a manner consistent with the Regulations under Code Section 704(b).

     "Percentage" means 1% in the case of each of ESI GP and Tractebel GP and 49% in the case of each of ESI Sub and Tractebel Sub.

     "Permitted Investments" shall have the meaning ascribed to it in the Trust Indenture.

     "Person" means any individual, any partnership, any corporation, any limited liability company, any business trust, any joint stock company, any trust, any unincorporated association, any joint venture, any Governmental Authority or any other entity of whatever nature.

     "Profit" or "Loss" means, for each taxable year of the Partnership (or other period for which Profit or Loss must be computed), the Partnership's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

      (a) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

      (b) any tax-exempt income of the Partnership, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

      (c) any expenditures of the Partnership described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

      (d) gain or loss resulting from any taxable disposition of Partnership property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) ("adjusted book value") of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;


                                       7

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      (e) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

     (f) notwithstanding any other provision of this definition, any items that are allocated pursuant to Section 4.4 shall not be taken into account in computing Profit or Loss.

     "Project Documents" means the documents listed in Part A of Schedule 1 to the Trust Indenture other than any of such documents that have been terminated or that expired on or prior to the date hereof.

     "Project Partnerships" means NEA and NJEA.

     "Project Partnership Agreements" mean the Amended and Restated Agreement of Limited Partnership of Northeast Energy Associates, a Limited Partnership, a Massachusetts limited partnership, dated as of November 21, 1997 and the Amended and Restated Agreement of Limited Partnership of North Jersey Energy Associates, a Limited Partnership, a New Jersey limited partnership, dated as of November 21, 1997.

     "Purchase Agreement" means the Purchase Agreement, dated as of November 21, 1997 by and among the Partnership, NE, LLC and the Original Partners.

     "PURPA" has the meaning set forth in Section 12.1.1 hereof.

     "Regulation" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

     "Rule 144A Financing" means the offering and sale of bonds by ESI Tractebel Acquisition Corp., as agent and nominee for the Partnership.

     "Secretary of State" means the Secretary of State of Delaware.

     "Substitute Letter of Credit" shall have the meaning specified in the Trust Indenture.

     "Tractebel GP" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

     "Tractebel Partners" means, collectively, Tractebel GP and Tractebel Sub.

     "Tractebel Release Percentage" means a percentage (expressed as a decimal) calculated on the Acquisition Date equal to (i) 50% of the funds deposited to the Debt Service Reserve Fund that are the property of NJEA (which 50% is projected to be $6,903,500 as of the Acquisition Date), divided by (ii) the sum of the amounts available to be released from the Debt Service Reserve Fund (projected to be $33,270,000 as of the Acquisition Date).


                                       8

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     "Tractebel Sub" shall have the meaning ascribed to it in the opening paragraph of this Agreement.

     "Transfer" means the transfer, assignment, pledge or grant of a security interest by a Partner or its Affiliate of all or any part of its direct or indirect (i) Partner's Interest or (ii) any other interest or rights in or granted by this Agreement.

     "Transferor" means the Partner making a Transfer pursuant to Section 7.1.

     "Trust Indenture" means the Trust Indenture, dated as of November 15, 1994, among IEC Funding Corp., each of the Project Partnerships, and State Street Bank and Trust Company, as trustee, as amended and supplemented from time to time in accordance with the terms thereof.

     "Voluntary Withdrawal" means a Partner's disassociation from the Partnership.


                                   Article II.
                    Formation and Name; Office; Purpose; Term

      2.1 Formation and Continuation. The Partnership was formed as a Delaware limited partnership by filing the Certificate of Limited Partnership in the Office of the Secretary of State on November 21, 1997. Each of ESI GP and Tractebel GP shall be the initial General Partners and each of ESI Sub and Tractebel Sub shall be the initial Limited Partners of the Partnership. The rights and liabilities of the Partners shall be determined pursuant to the Act and this Agreement, and to the extent that the ri ghts or obligations of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name of the Partnership. The name of the Partnership is Northeast Energy, LP.

     2.3 Purpose. The sole purpose of the Partnership is to acquire, hold, protect, manage, encumber, exchange, finance, refinance and dispose of interests in NE, LLC and the Project Partnerships, and to engage in any and all activities necessary, advisable or incidental thereto.

     2.4 Term. The term of this Agreement commenced on the Original Effective Date and shall continue until December 31, 2048, unless sooner dissolved as provided by this Agreement or the Act. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership of the Partnership in the manner required by the Act.

     2.5 Registered Office. The Partnership shall continuously maintain a registered office and registered agent in the State of Delaware. The principal office of the Partnership shall be determined by the Management Committee. The registered agent in Delaware shall be as stated in the Certificate of Limited Partnership or as otherwise determined by the Management Committee.


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     2.6 Partners. The name, present mailing address and taxpayer identification number of each Partner shall be kept with the records of the Partnership maintained in accordance with Section 10.2.

     2.7 Qualification in Other Jurisdictions. The Management Committee shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business. The Management Committee shall have the power to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wis to conduct business.

     2.8 Agent for Service of Process. The agent for service of process on the Partnership in Delaware shall be such eligible individual resident or corporation qualified to act as an agent for service of process as the Management Committee shall designate.


                                  Article III.
                       Partners' Capital; Capital Accounts

     3.1 Capital Contributions; Capital Account Balances. On the Effective Date, ESI GP, ESI Sub, Tractebel GP and Tractebel Sub shall make cash contributions to the Partnership, pro rata according to their respective Percentages, in an aggregate amount equal to the Initial Required Capital, which amounts shall be credited to the Partners' respective Capital Accounts. In addition, ESI GP, ESI Sub, Tractebel GP and Tractebel Sub shall make additional cash contributions to the Partnership, pro rata accordi ng to their respective Percentages, in an aggregate amount equal to the Additional Required Capital, which capital contributions shall be made at such times as may be determined by the Management Committee, with such amounts to be credited to the Partners' respective Capital Accounts. Simultaneously with the execution of this Agreement, ESI Energy, Inc., a Florida corporation, and Tractebel Power, Inc., a Delaware corporation, shall deliver to the Partnership and each of the Partners, a guaranty of the ob ligations of their respective Affiliates to contribute the Initial Required Capital and the Additional Required Capital.

     3.2 No Additional Contributions Required. No Partner shall be required to make any Contributions to the Partnership other than as set forth in Section 3.1.

     3.3 No Interest on Contributions. No Partners shall be paid interest with respect to Contributions.

     3.4 Return of Contributions. No Partner shall have the right to receive the return of any Contribution from the Partnership.

     3.5 Capital Accounts. A separate Capital Account shall be maintained for each Partner.

     3.6 Loans and Other Business Transactions. A Partner may make a loan to the Partnership only with the consent of the Management Committee and then in such amount and on those terms upon which the Management Committee and the Partner agree. Partners may also transact other business with the Partnership with the approval of the Management Committee and, in doing so, they shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed b y and imposed upon any Person, not a Partner, engaged in a similar business transaction with the Partnership. Any business transacted by a Partner or its Affiliate with the Partnership shall be on terms no less favorable to the Partnership than would be available from third parties in an arms-length transaction. The Partners acknowledge that all documents executed by the Partnership with a Partner or with any Affiliate of a Partner prior to or contemporaneously with the execution of this Agreement confor m to the requirements of the preceding sentence.


                                   Article IV.
                         Profit, Loss and Distributions

     4.1 Payment of Certain Funds.

         4.1.1 On the Acquisition Date or such other date as may be specified by the Management Committee and to the extent permitted under the Trust Indenture and the Letter of Credit Facility, the ESI Partners shall provide a Back-up Letter of Credit or Parent Guaranty for the cash and Permitted Investments backing the Letters of Credit (as defined in the Trust Indenture), and the ESI Partners shall receive the corresponding amount of cash released as a special payment under this Agreement (with any interest earned on such cash from the date the Back-up Letters of Credit or Parent Guaranty are provided to the date the amounts are released to the Project Partnerships, as contemplated by this
Section 4.1.1, being also distributed to the ESI Partners), with the payment made to the ESI Partners to be split between ESI GP and ESI Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages (with the cash being paid pursuant to this sentence being treated as though (a) it had been received by the applicable Project Partnership; (b) the Project Partnerships had distributed this cash to NE, LLC and the Partnership in accordance with their respective percentage interests in the Project Partnerships; (c) NE, LLC had distributed the cash it had received in accordance with the foregoing to the Partnership; and (d) the Partnership made the payments to the ESI Partners that are provided for in this sentence).

         4.1.2 On the Acquisition Date or such other date as may be specified by the Management Committee, (i) the ESI Partners shall provide a Substitute Letter of Credit for the ESI Release Percentage times the amount in the Debt Service Reserve Fund, (ii) the Tractebel Partners shall provide a Substitute Letter of Credit for the Tractebel Release Percentage times the amount in the Debt Service Reserve Fund, and (iii) the ESI Partners and the Tractebel Partners shall each receive the corresponding amount of cash released from the Debt Service Reserve Fund as a special payment under this Agreement (with any interest earned on such cash from the date the Substitute Letters of Credit are provided to the date the amounts are released to the Project Partnerships, as contemplated by this
Section 4.1.2, being also distributed to the ESI Partners and the Tractebel Partners in accordance with the ESI Release Percentage and the Tractebel Release Percentage, respectively), with the payment made to the ESI Partners to be split between ESI GP and ESI Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages and with the payment to the Tractebel Partners to be split between Tractebel GP and Tractebel Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages (with the cash being paid pursuant to this sentence being treated as though (a) it had been received by the applicable Project Partnership; (b) the applicable Project Partnership had distributed this cash to NE, LLC and the Partnership in accordance with their respective percentage interests in the applicable Project Partnership; (c) NE, LLC had distributed the cash it had received in accordance with the foregoing to the Partnership; and (d) the Partnership made payment to the Tractebel Partners of 50% of the Debt Service Reserve Fund that is the property of NJEA and to the ESI Partners of 50% of the Debt Service Reserve Fund that is the property of NJEA and 100% of the Debt Service Reserve Fund that is the property of NEA. Each such Substitute Letter of Credit will provide, among other things, that draws must be made simultaneously, with the total under both drawn in the ratio of the ESI Release Percentage to the Tractebel Release Percentage.

         4.1.3 At any time that the balance required to be maintained in the Debt Service Reserve Fund is increased to an amount greater than $33.270 million, the ESI Partners and the Tractebel Partners shall each provide a Substitute Letter of Credit for 50% of the amount of the excess above $33.270 million and shall each receive the corresponding amount of cash released from the Debt Service Reserve Fund as a special payment under this Agreement, with the payment made to the ESI Partners to be split between ESI GP and ESI Sub in accordance the ratio of each of their Percentages to the sum of their Percentages and with the payment to the Tractebel Partners to be split between Tractebel GP and Tractebel Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages (with the cash being paid pursuant to this sentence being treated as though (a) it had been received by the applicable Project Partnership; (b) the applicable Project Partnership had distributed this cash to NE, LLC and the Partnership in accordance with their respective percentage interests in the applicable Project Partnership; (c) NE, LLC had distributed the cash it had received in accordance with the foregoing to the Partnership; and (d) as though the Partnership made the payments to the ESI Partners that are provided for in this sentence. Each such Substitute Letter of Credit will provide, among other things, that draws must be made simultaneously, with the total under both drawn in a fifty-fifty ratio, and draws u nder either Substitute Letter of Credit may be made only after complete drawdown of the Substitute Letters of Credit described in subsection 4.1.2 above.

         4.1.4 If at any time funds are drawn by the Trustee (as defined in the Trust Indenture) under the Substitute Letters of Credit, thereafter as sufficient funds are deposited to the Debt Service Reserve Fund so as to permit the substitution of one or more Substitute Letters of Credit, as to the first $33.270 million the ESI Partners and Tractebel Partners shall provide Substitute Letters of Credit as provided in subsection 4.1.2 above and each shall receive the corresponding amount of cash released from the Debt Service Reserve Fund as a special payment under this Agreement, and as to any replenishment of the Debt Service Reserve Fund in excess of $33.270 million, the ESI Partners and the Tractebel Partners shall provide Substitute Letters of Credit as provided in subsection 4.1.3 above and each shall receive the corresponding amount of cash released from the Debt Service Reserve Fund as a special payment under this Agreement, with any payments to the ESI Partners pursuant to this Section 4.1.4 to be split between ESI GP and ESI Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages and with any payments to the Tractebel Partners pursuant to this Section 4.1.4 to be split between Tractebel GP and Tractebel Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages (with the cash being paid pursuant to this sentence being treated as though (a) it had been received by the applicable Project Partnership; (b) the applicable Project Part nership had distributed this cash to NE, LLC and the Partnership in accordance with their respective percentage interests in the applicable Project Partnership; (c) NE, LLC had distributed the cash it had received in accordance with the foregoing to the Partnership; and (d) the Partnership made the payments to the ESI Partners and Tractebel Partners that are provided for in this sentence).

         4.1.5 If at any time or from time to time the Indenture permits a reduction in the amounts available under the Substitute Letters of Credit, the reduction shall be made simultaneously under each Substitute Letter of Credit provided in accordance with Section 4.1.3, with the total reduction under both in a fifty-fifty ratio, until such substitute Letters of Credit are reduced to zero, and thereafter the reduction shall be made simultaneously under each Substitute Letter of Credit provided in accordance with Section 4.1.2, with the total reduction under both in the ratio of the ESI Release Percentage to the Tractebel Release Percentage.

         4.1.6 On or as soon as practicable following the closing of the Rule 144A Financing and at any time thereafter when there are funds in the debt service reserve fund in connection with such financing, each of ESI GP and Tractebel GP shall provide a letter of credit or corporate guaranty for 50% of the amount in such debt service reserve fund, and each shall receive the corresponding amount of cash released from the debt service reserve fund as a special distribution under this Agreement, with the payme nt made to the ESI Partners to be split between ESI GP and ESI Sub in accordance the ratio of each of their Percentages to the sum of their Percentages and with the payment to the Tractebel Partners to be split between Tractebel GP and Tractebel Sub in accordance with the ratio of each of their Percentages to the sum of their Percentages. Each such letter of credit will provide, among other things, that draws must be made simultaneously, with the total under both drawn in a fifty-fifty ratio.

     4.2 Distribution of Cash Flow. Subject to Section 4.5 hereof, Cash Flow for each taxable year of the Partnership shall be distributed to the Partners in proportion to their Percentages at such times as determined by the Management Committee.

     4.3 Allocation of Profit or Loss. After giving effect to the allocations set forth in Section 4.4, for any taxable year of the Partnership, Profit and Loss shall be allocated to the Partners in proportion to their Percentages; provided, however, that on a liquidation of the Partnership, Profits or Loss shall be allocated in such proportions and in such amounts so as to cause the Partner's Capital Account balances to be in the ratio of the Partners' Percentages and provided further, that the amount of any depreciation recapture included within the Profit or Loss otherwise allocated to a Partner pursuant to the terms of this Agreement shall be determined in accordance with Treasury Regulations ss. 1.1245-1(e)(2) and (3).

     4.4 Regulatory Allocations.

         4.4.1 Impermissible Deficits and Qualified Income Offset. No Partner shall be allocated Losses or deductions if the allocation causes the Partner to have an Adjusted Capital Account Deficit; instead, such items shall be allocated to the other Partners. If a Partner for any reason has an Adjusted Capital Account Deficit at the end of any taxable year, all items of income and gain of the Partnership for that taxable year (consisting of a pro rata portion of each item of Partnership income, including g ross income and gain) shall be allocated to that Partner in the amount required to eliminate the excess as quickly as possible, provided, however, that an allocation pursuant to this sentence shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement had been tentatively made as if this sentence were not contained in the Agreement. This Section 4.4.1 is intended to comply with, and shall be interpreted consistently with, the "alternate test for economic effect" and "qualified income offset" provisions of the regulations promulgated under Code
Section 704(b).

         4.4.2 Minimum Gain Chargebacks. In order to comply with the "minimum gain chargeback" requirements of Regulation Sections 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Partner's share of Partnership Minimum Gain and/or Partner Nonrecourse Debt Minimum Gain during a Partnership taxable year, such Partner shall be allocated items of income and gain for that year (and if necessary, other years) as requ ired by and in accordance with Regulation Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made. It is the intent of the parties hereto that any allocation pursuant to this Section 4.4.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f) and 1.704-2(i)(4).

         4.4.3 Contributed Property and Book-Ups. In accordance with Code
Section 704(c) and the Regulations thereunder, including Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of the property to the Partnership for Federal income tax purposes and its fair market valu e at the date of Contribution (or deemed Contribution). If the adjusted book value of any Partnership asset is adjusted under Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take into account any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the regulations thereunder. The parties hereto agree to use the c urative method, as described in Regulation Section 1.704-3, for making Code Section 704(c) allocations. Except as required by Sections 704(b) and 704(c) of the Code and the regulations thereunder, the Partnership shall allocate items for tax purposes in the same manner that it allocates items for book (as defined in Section 704(c)) purposes.

         4.4.4 Tax Elections. At the direction of the Management Committee, ESI GP, as Tax Matters Partner, shall make an election pursuant to Section 754 of the Code, to adjust the basis of the Partnership's property as permitted by Sections 734 and 743 of the Code and shall make or refrain from making any other tax elections available to the Partnership.

         4.4.5 Nonrecourse Deductions. Nonrecourse Deductions for a taxable year or other period shall be allocated among the Partners in proportion to their Percentages.

         4.4.6 Recourse Deductions and Partner Loan Nonrecourse Deductions. Any Partner Loan Nonrecourse Deductions for any taxable year or other period shall be allocated to the Partner who bears the economic risk of loss with respect to the loan to which the Partner Loan Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i). Items of deduction and loss attributable to any recourse liabilities of the Partnership, within the meaning of Treasury Regulation ss.1.752-2, shall e allocated among the Partners in the ratio in which the Partners share the economic risk of loss for such liabilities (in accordance with Revenue Ruling 97-38).

         4.4.7 Guaranteed Payments. To the extent any compensation paid to any Partner by the Partnership is determined by the Internal Revenue Service not to be a guaranteed payment under Code Section 707(c) or is not paid to the Partner other than in the Person's capacity as a "partner" within the meaning of Code
Section 707(a), the Partner shall be allocated gross income in an amount equal to the amount of that compensation prior to making any allocations under Section 4.4.

         4.4.8 Loans. Subject to the other provisions of this Section 4.4, if and to the extent that any Partner is deemed to recognize income as a result of any loans pursuant to Section 1272, 1273, 1274, 7872 or 482 of the Code or any similar provision of law, any corresponding resulting deduction of the Partnership shall be allocated to the Partner who is charged with the income. Subject to the other provisions of this Section 4.4, if and to the extent that the Partnership is deemed to recognize income a a result of any loans pursuant to Section 1272, 1273, 1274, 7872 or 482 of the Code or any similar provision of law, such income shall be allocated to the Partner who is deemed to have paid such income to the Partnership.

         4.4.9 Withholding. All amounts required to be withheld pursuant to Code
Section 1446 or any other provision of federal, state, local or foreign tax law shall be treated as amounts actually distributed to the affected Partners for all purposes under this Agreement.

     4.5 Liquidation and Dissolution.

         4.5.1 Upon liquidation of the Partnership, the assets of the Partnership shall be distributed to the Partners in accordance with their positive balances in their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods. Distributions to the Partners pursuant to this Section 4.5.1 shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2).

         4.5.2 No Limited Partner shall ever be obligated to restore a Negative Capital Account. Similarly, except as required by applicable law, no General Partner shall ever be obligated to restore a Negative Capital Account.

     4.6 General.

         4.6.1 Except as otherwise provided for in this Agreement, the timing and amount of all distributions shall be determined by the Management Committee. If any assets of the Partnership are distributed in kind to the Partners, those assets shall be valued on the basis of their fair market value, and any Partner entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Partners so entitled. Unless the Management Committee otherwise determines, the fair mar ket value of the assets shall be determined by an independent appraiser who shall be selected by the Management Committee. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.3 and shall be properly credited or charged to the Capital Accounts of the Partners prior to the distribution of the assets in liquidation pursuant to Section 4.5.

         4.6.2 In connection with any Transfer of an Interest, the Management Committee may adopt such conventions as it deems appropriate or advisable for allocating Profit and Loss between the transferor and transferee of the Interest.

         4.6.3 Solely for purposes of determining a Partner's proportionate share of "excess nonrecourse liabilities" of the Partnership within the meaning of Regulation Section 1.752-3(a)(3), the Partners' interest in Partnership profits shall be based on their respective Percentages.

         4.6.4 The Partners are aware of the income tax consequences of this
Article IV and agree to be bound by these provisions in reporting their shares of Profit, Losses, and other items for Federal and State income tax purposes.

     4.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the Management Committee on behalf of the Partnership, shall not be required to make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate the provisions of the Act or other applicable law.


                                   Article V.
                   Management and General Partner Obligations

     5.1 Management Committee; Meetings; Minutes.

         5.1.1 General. The management of the Partnership shall be directed and controlled by the management committee of the Partnership (the "Management Committee") which, except as otherwise expressly provided in this Agreement, shall have all rights, powers and authority permitted a general partner under
Section 17-403 of the Act with respect to such direction and control. Except as authorized in writing by the Management Committee or as set forth in this Agreement or in the Budget, no Partner shall have any right or authority to take any action on behalf of the Partnership or to bind or commit the Partnership with respect to third parties.

         5.1.2 Membership. The Management Committee shall consist of four representatives, two appointed by each of the General Partners. Each General Partner may remove or replace its representatives on the Management Committee, with or without cause, by Notice to the other General Partner, and in the absence of a General Partner's representative such General Partner may designate by Notice to the other General Partner an alternate to act for the absent representative. Vacancies on the Management Committee shall be filled by the General Partner who appointed the Management Committee representative previously holding the position that is vacant. Each General Partner hereby represents and warrants that its representatives on the Management Committee are and shall be fully authorized to provide any consent or approval that may be required of such General Partner or of the Management Committee hereunder.

         5.1.3 Regular and Special Meetings. The Management Committee will hold regular quarterly meetings. Special meetings may be called at any time by any representative on the Management Committee upon reasonable prior notice to the other representative. Minutes of each meeting will be kept and distributed to each member of the Management Committee.

         5.1.4 Telephonic Meetings. Any meeting of the Management Committee may be held by conference telephone call or through similar communications equipment by means of which the representatives of the General Partners on the Management Committee participating in the meeting can hear each other. Participation in a telephonic meeting held pursuant to this Section 5.1.4 shall constitute presence in person at such meeting.

         5.1.5 Approval Requirements. The unanimous affirmative vote of the representatives on the Management Committee shall be required for any act or decision of the Management Committee. Any action required or permitted to be taken by the Management Committee may be taken without a meeting, if the representatives consent in writing to such action. With respect to those actions requiring approval by the Management Committee, the Management Committee shall use all reasonable efforts to indicate its approv al or disapproval of such action within ten (10) business days after receiving a written request therefor from either of the General Partners. If one representative of a General Partner on the Management Committee is absent, but the other representative of such General Partner is present, then the present representative shall have the power to vote (at a meeting or by written consent) on behalf of both of the representatives of such General Partner.

         5.1.6 Annual Budget. The Manager shall cause an annual Budget to be prepared each year in accordance with the terms of the Administrative Services Agreement.

         5.1.7 Enumerated Management Committee Powers. Without limiting the power and authority of the Management Committee to control the Partnership, the following shall require the prior approval of the Management Committee:

               5.1.7.1 the adoption or amendment of the Budget;

               5.1.7.2 the admission to the Partnership of a new Partner (other than pursuant to Section 7.1.5), the Transfer by a Partner of all or any portion of its Interest (unless the consent of the Management Committee is not required with respect to the Transfer under Article VII hereof) or the transfer of any interest in NE, LLC or any of the Project Partnerships;

               5.1.7.3 except as set forth in or contemplated by the annual Budget, including any amendment thereto, the taking of any of the following actions with respect to the Partnership:

                       5.1.7.3.1 entering into, executing, acknowledging, delivering, modifying or amending any contract, agreement or other instrument to which the Partnership is a party which individually or in the aggregate could involve amounts to be paid to or by the Partnership in excess of $250,000 per annum;

                       5.1.7.3.2 mortgaging, pledging or otherwise encumbering any assets of the Partnership or disposing of any assets of the Partnership;

                       5.1.7.3.3 commencing, settling, compromising or abandoning any claim, action or proceeding of the Partnership that is in excess of $100,000;

                       5.1.7.3.4 allowing any Person other than the General Partners and their Affiliates to possess any assets of the Partnership;

                       5.1.7.3.5 engaging in any business activities other than as contemplated by Section 2.3;

                       5.1.7.3.6 approval of any plan of liquidation of the Partnership;

                       5.1.7.3.7 waiving any condition to closing under the Purchase Agreement;

                       5.1.7.3.8 permitting the sale by the Project Partnerships of any power on a merchant basis; and

                       5.1.7.3.9 entering into any contract or agreement with an Affiliate of a Partner (except as provided in Section 5.8).

                       5.1.7.3.10 taking any action in its capacity as member or manager of NEA LLC or as general partner of the Project Partnerships, except for such actions which the Manager is expressly authorized to take on behalf of the Partnership in the Administrative Services Agreement.

                       5.1.7.3.11 the failure of ESI GP or its Affiliates to object to any proposed contract under Section 4(j)(vii) of the Purchase Agreement.

                       5.1.7.3.12 the taking of any action by ESI GP or its Affiliates under Section 5(b) or (8(c) of the Purchase Agreement (except, in the case of Section 8(c), for any release or announcement that may be required by law or the rules or regulations of any securities exchange).

         5.1.8 Sole General Partner. If there remains only one General Partner of the Partnership with a representative on the Management Committee because all of the other General Partners have ceased to be General Partners pursuant to
Section 7.3.2 (other than pursuant to a permitted Transfer which permits the transferee to appoint a replacement member of the Management Committee), then the responsibilities and duties of the Management Committee under this Agreement shall be assumed by such remaining Genera l Partner and the Management Committee shall cease to exist.

     5.2 Duties of General Partners.

         5.2.1 Each representative of a General Partner on the Management Committee shall devote such time to the business and affairs of the Partnership as is reasonably necessary to carry out the duties of the Management Committee as set forth in this Agreement.

         5.2.2 [Intentionally omitted]

         5.2.3 Nothing in this Agreement shall be deemed to restrict in any way the rights of any Partner, or of any other person or entity whether or not an Affiliate of any Partner, to conduct any other business or activity whatsoever, and no Partner or Affiliate thereof shall be accountable to the Partnership or to any other Partner with respect to that business or activity even if the business or activity owns and/or operates property within the same or any other geographic area or competes with the Partne rship's business. The organization of the Partnership shall be without prejudice to the Partners' respective rights (or the rights of any other person or entity whether or not an Affiliate of any Partner) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Partner waives any rights the Partner might otherwise have to share or participate in such other interests, activities, assets or profits of any other Partner or of any o ther person or entity in any way affiliated with any Partner, whether or not an Affiliate of any Partner.

         5.2.4 To the fullest extent permitted by Section 17-403 of the Act, the only fiduciary duties a General Partner owes to the Partnership and the other Partners are the duty of loyalty and the duty of care set forth in subdivisions 5.2.4.1, 5.2.4.2 and 5.2.4.3 below. It is the intent of the Partners hereby to restrict the duties (including fiduciary duties) of the General Partners and the Management Committee to the extent permitted by the Act.

               5.2.4.1 The Management Committee and the General Partners owe a duty of loyalty to the Partnership and to the other Partners with respect to the business of the Partnership.

               5.2.4.2 The Management Committee, the General Partners must act in a commercially reasonable manner whenever any of them or their Affiliates provides, or has provided by any other Person, services to the Partnership.

               5.2.4.3 The Management Committee's duty of care to the Partnership in each case is to exercise its reasonable business judgment with regard to all decisions it makes on the behalf of the Partnership.

         5.2.5 Subject to the direction and control of the Management Committee, the Manager shall be responsible for (i) the management of the day-to-day affairs of the Partnership and (ii) such other matters as are set forth in the Administrative Services Agreement, in accordance with the terms thereof. If ESI GP transfers its General Partner Interest in the Partnership (other than to an Affiliate) in compliance with Section 7.1.2 hereof or otherwise in compliance with this Agreement then, if the Tractebel GP so elects, Tractebel GP or its Affiliate shall have the right to become the Manager (and ESI GP shall cause the Manager to transfer to Tractebel GP all of its right, title and interest in and to the Administrative Services Agreement) in place of the Manager.

         5.2.6 Subject to the direction and control of the Management Committee, if an ESI Partner or an Affiliate thereof, or a Tractebel Partner or an Affiliate thereof (the "Partner Affiliate"), provides or proposes to provide goods or services to the Partnership, NE, LLC or either or both of the Project Partnerships pursuant to a contract or other agreement (a "Partner Affiliate Agreement"), the other Partner (the "Non-Affiliate Partner") shall be responsible for representing the Partnership, NE, LLC or th e applicable Project Partnership, as the case may be, in connection with the negotiation of the terms of such Partner Affiliate Agreement. Subject to the direction and control of the Management Committee, upon the execution of any Partner Affiliate Agreement (which shall be subject to the approval of the Management Committee except as provided in Section 5.8), the Manager shall be responsible for representing the Partnership with respect to the management of the day-to-day affairs thereunder in accordance with the terms of the Administrative Services Agreement. In the event of any dispute, breach or alleged breach of a Partner Affiliate Agreement, the Non-Affiliate Partner shall have the right to represent the Partnership with respect to such dispute, breach or alleged breach (including any litigation relating thereto); provided, that the Non-Affiliate Partner may not terminate the Partner Affiliate Agreement without the approval of the Management Committee or incur expenditures on behalf of the Partnersh ip with respect to any such dispute, breach or alleged breach in excess of $100,000 without the approval of the Management Committee.

     5.3 Compensation.

         5.3.1 [Intentionally omitted].

         5.3.2 The Partnership shall reimburse all General Partners for all ordinary and necessary out-of-pocket expenses incurred by the General Partners on behalf of the Partnership in accordance with, and upon the schedule set forth in, the Budget (but excluding Non- Reimbursable Expenses). Such reimbursement shall be treated as an expense of the Partnership that shall be deducted in computing the Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to the General Partners. Any expenditures, by any Partner, that are not provided for in the Budget or approved by the Management Committee and for which reasonably detailed documentation is not submitted to the Partnership are not subject to reimbursement, except as provided in Section 5.2.5.

         5.3.3 If a Partner or an Affiliate of a Partner provides services to the Partnership pursuant to a separate written agreement, such Partner or Affiliate shall be reimbursed for such services in accordance with such written agreement.

         5.3.4 The Partners acknowledge that ESI GP and Tractebel GP have incurred and will incur certain due diligence and other related costs in connection with the transactions associated with the Acquisition and the Rule 144A Financing. Subject to the submission of reasonably detailed documentation, the Management Committee shall cause ESI GP and Tractebel GP to be reimbursed for such costs at the time of the Rule 144A Financing or out of the initial funds that would otherwise be available for distribution by the Project Partnerships (excluding, however, the payments described in Sections 4.1.1 and 4.1.2), whichever first occurs.

     5.4 Provision of Services. No General Partner shall be required to perform services for the Partnership solely by virtue of being a General Partner. Except as set forth in Section 5.3 or pursuant to a contract with the Partnership, or approved by the Management Committee in the Budget or otherwise, no General Partner shall be entitled to compensation for services performed for the Partnership, reimbursement for expenses incurred, or advances of funds made.

     5.5 Indemnification of General Partners.

         5.5.1 None of the General Partners or members of the Management Committee shall be liable, responsible, or accountable, in damages or otherwise, to any other Partner or to the Partnership for any act performed by such General Partner or member of the Management Committee with respect to Partnership matters, and within the standard of care specified in Section 5.2.4.3 unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, a knowing violation of law, or the breach of any representation or warranty or covenant contained in this Agreement. Each General Partner shall, to the maximum extent permitted by law, indemnify and hold harmless the Partnership, the other Partners and their Affiliates from or against any direct or indirect liability, damage, loss, cost or expense (including without limitation reasonable attorneys' fees and disbursements) suffered or incurred by the indemnified Person arising out of or related to the breach of any representation or warranty or coven ant contained in this Agreement.

         5.5.2 The Partnership shall indemnify each General Partner and each member of the Management Committee for any act performed by the General Partner or a member of the Management Committee with respect to Partnership matters, and within the standard of care specified in Section 5.2.4.3 unless such act constitutes grossly negligent or reckless conduct, intentional misconduct, the knowing violation of law or the breach of any representation or warranty or covenant contained in this Agreement.

         5.5.3 Nothing contained in this Section 5.5 shall be deemed to supersede the indemnification provisions contained in any agreement between the Partnership and a Partner or an Affiliate of a Partner, and any such indemnification provisions shall exclusively govern any such agreement. The agreements contained in this Section 5.5 shall survive the withdrawal of any Partner or any termination or dissolution of the Partnership.

     5.6 Sharing of Information. If either of Tractebel GP or ESI GP at any time receives information that such General Partner believes may be material to the prospects of the business of the Partnership and which such General Partner believes is not known to the other Partners, then such General Partner will promptly disclose such information to the other Partners.

     5.7 Rule 144A Financing. The Partners agree that they will use their commercially reasonable best efforts to effect the Rule 144A Financing as soon as possible following the Acquisition Date.

     5.8 Authorization of Project Documents. The Partnership is hereby authorized and directed to enter into the Administrative Services Agreement, the O&M Agreements and the Fuel Management Agreements; provided, that such agreements shall be held in escrow until execution and delivery of the Purchase Agreement.

     5.9 Delivery of No Knowledge Agreement. The Partners agree to enter an agreement in the form attached hereto as Exhibit A immediately prior to the closing of the Acquisition.

                                   Article VI.
                   Limited Partners; General Partner Meetings

     6.1 No Liability of or Control by Limited Partners.

         6.1.1 No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership in excess of the amount of such Limited Partner's unpaid contribution or except as expressly required by the Act. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of any other Partner.

         6.1.2 No Limited Partner shall (i) have the authority or power to participate in the management or control of the Partnership's business, (ii) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership, (iii) have any right to demand or receive property other than money upon distribution from the Partnership, or
(iv) be compelled to accept a distribution of any asset in kind from the Partnership in lieu of a proportionate distribution of money being made to other Partners.

         6.1.3 The Limited Partners shall have no voting or consent rights, including with respect to actions to be taken by the Management Committee or the General Partners.


                           Article VII.
    Transfer of Partner Interests and Withdrawals of Partners

     7.1 Transfers.

         7.1.1 General Prohibition on Transfers. Except as set forth in Sections
7.1.2 and 7.1.3 below, no Partner may Transfer all or any part of its Interest to any other Person without the consent of the Management Committee, such approval to be given or withheld in the Management Committee's sole discretion. Each Partner hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Partnership and the relationship of the Partners. For the purposes of this Section, a Transfer of a Partner Interest shall be deemed to include a sale, transfer or assignment (other than as collateral) of the stock, partnership interest or other equity ownership of the entity or entities (an "Upper Tier Entity") that directly or through one or more intervening subsidiaries own or have ownership interests in a Partner such that, after giving effect to such sale, transfer or assignment ESI Energy, Inc. or Tractebel Power, Inc., as the case may be (or a permitted transferee of their respective Partner Interests under Section 7.1.2, 7.1.3.1 or 7.1.3.2), or their respective Affiliates, fail to own 100% of the equity ownership in such Upper Tier Entities and to have voting and control rights in such Upper Tier Entities commensurate with such ownership. The attempted Transfer by a Partner of any portion or all of its Interest in violation of the prohibition contained in this Section 7.1.1 shall be deemed invalid, null and void, and of no force or effect, except any Transfer mandated by operation of law and then only to the extent necessary to give effect to such Transfer by operation of law.

         7.1.2 Transfers of Interests. Subject to compliance with Section 7.1.4, the ESI Partners and Tractebel Partners may Transfer all (but not less than all) of their respective Interests in the Partnership (both as a General Partner and as a Limited Partner) to a bona fide third party (the "Potential Purchaser") without the consent of the Management Committee, provided however that, prior to making any such Transfer, Tractebel Partners or the ESI Partners desiring to Transfer their Interests, as the case may be (the "Transferring Partners"), shall notify the ESI Partners or Tractebel Partners, as the case may be (the "Remaining Partners"), of the material terms and conditions on which the Potential Purchaser has agreed to purchase all the Interests of the Transferring Partners (and shall provide the Remaining Partners with such documentation relating to its agreement with the Potential Purchaser as reasonably requested by the Remaining Partners) and, within sixty days of such notification, the Remaining P artners shall give Notice to the Transferring Partners that it or they intend to purchase the Interests of the Transferring Partners on the same terms and conditions (including price) as agreed to by the Potential Purchaser; provided, however, that any Remaining Partner that has been a Partner for a longer period of time than any other Remaining Partner shall have the right and option, but not the obligation, prior and senior to the right or option of each such other Remaining Partner, to purchase 100%, or less than 100%, at such senior Remaining Partners' sole and absolute discretion, of the Interests of the Transferring Partners. Remaining Partners equal in seniority shall be entitled to purchase Interests of the Transferring Partners in the ratio of such Remaining Partners' Interests immediately prior to such purchase (subject to the right granted above to the Senior Remaining Partners), provided, that if any such Remaining Partner purchases less than its proportionate share of Interests of the Transfer ring Partners, the resulting excess portion of Interests shall be allocated equally to the other Remaining Partners that are equal in right of seniority. If all of the Remaining Partners shall fail to give such Notice within such sixty day period or if the Interests which the Remaining Partners indicate they wish to purchase is less than 100% of the Interests of the Transferring Partners, the Transferring Partners shall thereafter be free for a 180-day period, subject to compliance with Section 7.1.4, to Transfer their entire Interests to the Potential Purchaser on the same terms and conditions that had been agreed to by the Potential Purchaser. If any Remaining Partners give timely Notice of their intent to purchase the Interests of the Transferring Partners, then the Transferring Partners shall be obligated to consummate such purchase within the longer of 90 days or such time as the Potential Purchaser shall have had to consummate such purchase. Any Transfer to Remaining Partners pursuant to this Secti on 7.1.2 shall only be permitted if the Transferring Partners (i) represent and warrant to the Remaining Partners that they are transferring their Interests free and clear of any encumbrance, security interest, mortgage, lien, pledge, charge, easement, reservation, guarantee, option, restriction, or similar right of any third party, and (ii) delivers any agreements, certificates, opinions or any other documents, and takes such further actions as shall be reasonably necessary, in the Remaining Partners' sol e and absolute discretion, to consummate the Transfer.

         7.1.3 Permitted Transfers. Notwithstanding Section 7.1.1 above (but subject to Section 7.1.4), a General Partner may Transfer:

               7.1.3.1 All, or any portion of, such Partner's Interest to any Affiliate, in which case such Affiliate will become a General Partner in place of the transferring Partner without any further action on the part of the Partnership or any other Partner and, except as expressly provided otherwise in this Agreement, shall be entitled to all of the rights previously held by the General Partner (including the right to appoint representatives to the Management Committee); provided, that, such Affiliate assumes all of the liabilities and obligations of such transferring Partner arising from this Agreement;

               7.1.3.2 All, or any portion of, such Partner's Interest to any Person with the unanimous approval of all of the General Partners, such approval to be given or withheld in each General Partner's sole discretion; and

               7.1.3.3 All, or any portion of, such Partner's Interest in the form of a collateral assignment of such Interest, but only if and to the extent approved by the Management Committee and required in connection with the Rule 144A Financing for security purposes.

         7.1.4 Conditions on Transfer. Any Transfer described and permitted in this Section 7.1 shall only be permitted if:

               7.1.4.1 such Transfer is accomplished in compliance with all applicable securities laws and regulations;

               7.1.4.2 the effect of the Transfer will not be to terminate the Partnership pursuant to Code Section 708(b) or any similar successor provision of the Code, or otherwise to adversely affect the Partnership or any other Partner under the Code, or any other laws of any taxing jurisdiction to which the Partnership is subject, or result in the imposition of a transfer tax on the Partnership or any other Partner, in each case, unless indemnified against by the Transferor or its transferee in a manner reason ably acceptable to each affected Partner;

               7.1.4.3 the Transfer does not result in a default under, breach of any material obligation contained in, or cause the failure of a material condition contained in, any material agreement (including any Financing Document) to which the Partnership is a party or, if it does so result, a consent to or waiver of such default, breach or failure has been obtained from the other party to such agreement;

               7.1.4.4 the Transferor and/or the transferee bears all reasonable costs of the Partnership and of the other Partners in connection with the Transfer, including costs incurred in amending this Agreement;

               7.1.4.5 the Partnership has received the written opinion, prepared and delivered to the Partnership at the Transferor's expense prior to the effectiveness of the Transfer, of counsel selected by the Transferor that the conditions specified in clauses 7.1.4.1 and 7.1.4.2 above and 7.1.4.9 below are satisfied (such counsel and opinion to be reasonably acceptable to the Management Committee); provided, that, the opinion with respect to the matters described in Sections 7.1.4.2 and 7.1.4.9 need only be ba sed on the knowledge of such counsel and need not address any indemnification provided and provided further, no opinion need be provided in connection with a Transfer for security purposes of any portion of an Interest to a lender;

               7.1.4.6 the Transfer does not result in the Partnership being treated as an association taxable as a corporation, or as a publicly traded partnership taxable as provided in Code Section 7704, or otherwise as an entity not taxable as a partnership for U.S. federal income tax purposes or for the purposes of any other laws of any taxing jurisdiction to which the Partnership is subject;

               7.1.4.7 if the Transfer is to an Affiliate of the Transferor pursuant to Section 7.1.3.1 above (a) the Transferor has given thirty (30) days' prior written notice to the other Partners identifying such Affiliate, and (b) the Transferor remains liable to the other Partners for the performance of the Transferor's obligations under this Agreement and any related agreement or contract to which the Transferor is a party;

               7.1.4.8 the transferee executes an agreement agreeing to be bound by the terms and conditions of this Agreement and any other relevant document, which agreement shall contain representations and warranties of the transferee in substantially the same form as contained in Article XI; provided, that, the condition set forth in this subsection 7.1.4.8 shall not apply to the Transfer of any portion of a Partner's Interest but shall apply to an Assignee becoming a substitute Limited Partner;

               7.1.4.9 such Transfer shall not adversely affect the classification of each Project as a "Qualifying Facility" under PURPA, or the regulations of the Federal Energy Regulatory Commission thereunder, or adversely affect the Partnership's entitlement to the exemptions contained in 18 C.F.R. ss.ss. 292.601(c) and 292.607.

         7.1.5 Corresponding Changes to Agreement. If, pursuant to the provisions of this Section 7.1, a Partner Transfers, in whole or in part, any of its Partner Interest in a permitted manner, then the Partners and the transferee shall, at the reasonable request of any Partner, amend this Agreement to reflect such event. If an Interest shall be transferred in a permitted manner, the transferee shall be admitted into the Partnership as a substitute partner.

     7.2 Voluntary Withdrawal. No Partner shall have the right or power to Voluntarily Withdraw from the Partnership.

     7.3 Special Rules With Respect to General Partners.

         7.3.1 Events of Cessation. A General Partner shall cease to be a general partner of the Partnership upon the earliest to happen of the following events:

               7.3.1.1 [Intentionally omitted]

               7.3.1.2 the Transfer of all of the General Partner's Interest as a general partner in the Partnership;

               7.3.1.3 the Bankruptcy of a General Partner or any other event which causes a General Partner to cease to be a general partner; provided, that if a General Partner ceases to be a general partner in the Partnership pursuant to this Section 7.3.2.2, the General Partner Interest of such General Partner shall be converted to a Limited Partner Interest, such that such Partner shall be deemed admitted solely as a Limited Partner in the Partnership with all of the rights and subject to all of the limitations of a Limited Partner hereunder, retaining its Capital Account and its Interest.


                          Article VIII.
                 Dispute Resolutions; Arbitration

     8.1 Dispute Resolution. If a dispute arises among the Partners, or between any of them, regarding the conduct of the business of the Partnership or the interpretation of any provision of this Agreement or any other matter with respect to the Partnership or its operations, an aggrieved Partner shall give a Notice of such dispute (a "Dispute Notice") to the other Partners. Within fifteen (15) days after such Dispute Notice, the President or an Executive Vice President of each of the companies which owns a controlling interest in each General Partner shall confer with each other to seek with diligence and in good faith to resolve such dispute. If such officers are unable to resolve such dispute within forty-five days after such Dispute Notice, then the parties shall be bound to arbitrate such dispute in accordance with Section 8.2.

     8.2 Arbitration. To the fullest extent permitted by law, any dispute between the Partners regarding the business of the Partnership, the interpretation of any provision of this Agreement or any other matter with respect to the partnership and its operations, if not resolved by negotiation by the Partners within 45 days after the Dispute Notice, shall be resolved exclusively by binding arbitration between the Partners pursuant to the Rules of the American Arbitration Association for Commercial Dispute s (the "Arbitration Rules"). Arbitration shall be administered by the American Arbitration Association. Any Partner may institute arbitration proceedings at any time by delivering written Notice demanding arbitration to the other Partners in the manner described in Section 13.2.

         8.2.1 Within 20 days after receipt of a written demand for arbitration, the General Partners shall each appoint one arbitrator. Within 15 days of the expiration of that 20 day period, the two arbitrators so appointed shall appoint a third arbitrator. If any Partner shall fail to appoint an arbitrator, or if the two arbitrators shall fail to appoint a third arbitrator, the American Arbitration Association shall make that selection within 10 days of a Partner's request. The arbitrators shall meet th qualifications and abide by the Code of Ethics for arbitrators in commercial disputes of the American Arbitration Association. The arbitrators shall have knowledge of and experience in the power generation and project financing business.

         8.2.2 To the fullest extent permitted by law, the arbitration shall be conducted in accordance with the procedures set forth in the Arbitration Rules. In determining any question, matter or dispute before them, the arbitrators shall apply the provisions of this Agreement without varying therefrom in any respect. They shall not have the power to add to, modify or change any of the provisions of this Agreement. The Partners shall exercise all commercially reasonable efforts in good faith to cause a h earing to be held within 90 days after the date upon which the last arbitrator is appointed and to conclude all hearings within 30 days after the first hearing date. The arbitrators shall only grant a Partner's request for postponement of the hearing upon a showing of good cause as determined by the arbitrators. Within 30 days of the last hearing date, the arbitrators shall issue a written decision setting forth their analysis and ruling. The arbitrators shall determine in what proportion the Partners s hall bear the fees and expenses of the arbitrators. Each Partner shall bear the fees and expenses of its own counsel and other consultants. All arbitration proceedings shall be subject to the choice of law provisions set forth in
Section 13.5, and shall be held at a location agreed to by the parties, or if the parties cannot agree, then in Atlanta, Georgia.

         8.2.3 The Partners acknowledge and agree that any arbitral award shall be final, binding and conclusive upon the Partners and may be confirmed or embodied in any order of any court having jurisdiction.

         8.2.4 To the fullest extent permitted by law, service of any matters referenced in this Article VIII shall be given in the manner described in
Section 13.2 or as permitted by the rules of the American Arbitration
Association.

         8.2.5 Notwithstanding anything to the contrary contained in this
Article VIII, if, due to a breach or threatened breach or default or threatened default, a Partner is suffering irreparable harm for which monetary damages are inadequate, such Partner may petition a court of competent jurisdiction for injunctive relief, specific performance or other equitable relief.


                                   Article IX.
          Dissolution, Liquidation, and Termination of the Partnership

     9.1 Right to Cause Dissolution; Events of Dissolution.

         9.1.1 Notwithstanding any agreement herein to the contrary, no Partner shall have the right, and each Partner hereby agrees not, to cause the winding up of, or to dissolve, terminate or liquidate the Partnership, or to petition a court for the winding up, dissolution, termination or liquidation of the Partnership. The Partnership shall not be dissolved by the admission of additional Partners or substitute Partners in accordance with the terms of this Agreement.

         9.1.2 The Partnership shall be dissolved automatically and its affairs wound up, without further act, upon the happening of the first to occur of the following: (a) December 31, 2048, (b) the written consent of all of the Partners or (c) the entry of a decree of judicial dissolution under the Act.

     9.2 Procedure for Winding Up and Dissolution. If the Partnership is dissolved, the Management Committee shall wind up its affairs. On winding up of the Partnership, the assets of the Partnership shall be distributed, first to creditors of the Partnership, including Partners who are creditors, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof and including the satisfaction of all contingent, conditional and unmatured l abilities of the Partnership), and then to the Partners in accordance with Section 4.6 of this Agreement.

     9.3 Filing of Certificate of Cancellation. Upon completion of winding up the affairs of the Partnership, the Management Committee shall promptly cause to be filed the Certificate of Cancellation of Certificate of Limited Partnership with the Secretary of State.

                                   Article X.
                  Books, Records, Accounting, and Tax Elections

     10.1 Bank Accounts. All funds of the Partnership shall be deposited in a bank account or accounts opened in the Partnership's name. The bank accounts will be maintained in Florida, or elsewhere as determined by the Management Committee from time to time. The Management Committee shall determine the financial institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

     10.2 Maintenance of Books and Records.

          10.2.1 The Manager shall maintain such books and records as required under the Administrative Services Agreement.

     10.3 Financial Statements and Reports. The Manager shall provide such financial statements and reports to the Partners as required under the Administrative Services Agreement.

     10.4 Right to Inspect Books and Records; Receive Information.

          10.4.1 Upon the request of a General Partner, the Partnership shall promptly deliver to the requesting Partner at the expense of the Partnership a copy of this Agreement, as well as the information required to be maintained by the Manager under the Administrative Services Agreement.

          10.4.2 Each Partner has the right upon not less than 24 hours prior notice, and for purposes reasonably related to the interest of that Partner or the Partnership, to do the following:

                 10.4.2.1 to inspect and copy, or cause its agents or representatives to inspect and copy, during normal business hours any of the records required to be maintained by the Manager under the Administrative Services Agreement; and

                 10.4.2.2 to obtain from the Partnership promptly after becoming available, a copy of the Partnership's federal, state, and local income tax or information returns for each year.

          10.4.3 Unless otherwise expressly provided in this Agreement, the inspecting or requesting Partner shall reimburse the Partnership for all reasonable costs and expenses incurred by the Partnership in connection with such inspection and copying of the Partnership's books and records and the production and delivery of any other books or records.

     10.5 Annual Accounting Period. The annual accounting period of the Partnership shall be its taxable year. The Partnership's taxable year shall be the calendar year.

     10.6 Tax Matters. ESI GP shall be the "Tax Matters Partner" for the purposes of Code Section 6231. Unless otherwise agreed to by the Management Committee, the Tax Matters Partner shall not elect for the Partnership to be treated as other than a partnership for tax purposes; shall treat NE, LLC and the Project Partnerships as non-entities for Federal income tax purposes (unless and until NE, LLC and/or the Project Partnerships shall have more than one equity owner for such purposes); and shall treat the Acquisition as the acquisition by the Partnership of all of the assets of the Project Partnerships (rather than an acquisition by the Partnership and NE, LLC of interests in the Project Partnerships). Except as provided in the preceding sentence, the Tax Matters Partner shall not make any material decisions or take any material actions in its capacity as such without the prior consent of the Management Committee.

     10.7 GAAP Allocations. All items of income and expense calculated and reported in accordance with GAAP shall be allocated to each Partner based on each Partner's Percentage.

                                   Article XI.
                         Representations and Warranties

     11.1 Representations and Warranties of the Partners. Each Partner hereby represents and warrants as of the Effective Date that:

          11.1.1 It is duly formed, validly existing and in good standing under the jurisdiction of its formation, with full power and authority to enter into and perform its obligations under this Agreement and has duly authorized the execution, delivery and performance of this Agreement;

          11.1.2 It has validly executed this Agreement, and upon delivery this Agreement shall be a binding obligation of such party, enforceable against such party in accordance with its terms except insofar as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles;

          11.1.3 Its entry into this Agreement and the performance of its obligations hereunder will not require the approval of any governmental body or regulatory authority and will not violate, conflict with, or cause a default under any of its organizational documents, any contractual covenant or restriction by which such party is bound, or any applicable law, regulation, rule, ordinance, order, judgment or decree; and

          11.1.4 It has acted in full compliance with all laws, statutes, ordinances, rules and regulations in connection with the execution hereof.

     11.2 Representations and Warranties of ESI Partners. The ESI Partners hereby represent and warrant that, as of the Effective Date, to the best of their knowledge the stream of benefits analysis attached hereto as Schedule 11.2 is true, accurate and complete, and has been prepared in accordance with the guidance provided in applicable FERC proceedings and decisions.

                                  Article XII.
                          True-Up of Stream of Benefits

    12.1 True-Up.

         12.1.1 Dissolution. Not later than ninety (90) days after the dissolution of the Partnership pursuant to Article IX, ESI GP shall calculate, as of the date of the dissolution of the Partnership, (a) the sum of (i) the present value of the proposed distribution or allocation to the ESI Partners in connection with the proposed dissolution plus (ii) the present value of all prior benefits which have been distributed or allocated to the ESI Partners (the "Utility Affiliate Share of Benefits"); and (b) t he sum of (i) the present value of the proposed distributions or allocations to all the Partners in connection with the dissolution; plus (ii) all prior benefits which have been distributed or allocated to all the Partners (including predecessors in interest) pursuant to this Agreement and any prior agreement of the Partnership (without duplication thereof) (the "Total Benefits"), excluding from each calculation in (i) and (ii) all distributions or allocations in an amount equal to the capital contribution s made by the Partners. If the calculation demonstrates that the Utility Affiliate Share of Benefits exceeds fifty (50) percent of the Total Benefits, then the ESI Partners shall promptly make a payment to the other Partners in an amount necessary to reduce the Utility Affiliate Share of Benefits to fifty (50) percent of the Total Benefits. As used herein, the "Utility Affiliate Share of Benefits" and "Total Benefits" shall be limited to the stream of benefits indicated under FERC restrictions for determ ining whether the Project is or has been a qualifying facility under the Public Utility Regulatory Policy Act of 1978, as amended ("PURPA"). Notwithstanding anything set forth above to the contrary, as used herein, the "Utility Affiliate Share of Benefits" and "Total Benefits" shall be calculated in conformance with guidance in FERC Qualifying Facility decisions issued through the date of calculation, including but not limited to guidance concerning appropriate discount rates and the types of benefits to be included in the stream of benefits (it being agreed that the Total Benefits shall include benefits received by the prior owners of the Project Partnerships unless the FERC or a federal court has issued an order or ruling finding that such benefits received by the prior owners should not be included in such calculation or the FERC has issued an order or ruling or a federal court has rendered a decision, in either case making a similar finding with respect to a facility other than the Projects based on facts pertaining to the FERC's qualifying facility ownership criteria under PURPA ("Ownership Criteria") that are similar to those presented by the ownership of the Project Partnerships from the Original Effective Date).

         12.1.2 Transfer of Interests. Not later than ninety (90) days after the sale or other transfer of any interest in the Partnership which is owned by an ESI Partner, ESI GP shall calculate, as of the date of the sale or other transfer of the Partnership, (a) the present value of the benefit to the ESI Partners from the sale or transfer of such interest and all prior benefits which have been distributed or allocated to the ESI Partners (the "Utility Affiliate Share of Benefits") and (b) the present val ue of the retained interests in the Partnership, if any, as of the transfer date and all prior benefits which have been distributed or allocated to all the Partners (including predecessors in interest) pursuant to this Agreement and any prior agreement of the Partnership (without duplication thereof) (the "Total Benefits"), excluding from each calculation in (a) and (b) all distributions or allocations in an amount equal to the capital contributions made by the Partners. If the calculation demonstrates that the Utility Affiliate Share of Benefits exceeds fifty

(50) percent of the Total Benefits, then the ESI Partners shall promptly make a payment to the other Partners in an amount necessary to reduce the Utility Affiliate Share of Benefits to fifty (50) percent of the Total Benefits. As used herein, the "Utility Affiliate Share of Benefits" and "Benefits" shall be limited to the stream of benefits indicated under FERC restrictions for determining whether the Project is or has been a qualifying facility un der PURPA. Notwithstanding anything set forth above to the contrary, as used herein, the "Utility Affiliate Share of Benefits" and "Total Benefits" shall be calculated in conformance with guidance in FERC Qualifying Facility decisions issued through the date of calculation, including but not limited to guidance concerning appropriate discount rates and the types of benefits to be included in the stream of benefits (it being agreed that the Total Benefits shall include benefits received by the prior owners of the Project Partnerships unless the FERC or a federal court has issued an order or ruling finding that such benefits received by the prior owners should not be included in such calculation or the FERC has issued an order or ruling or a federal court has rendered a decision, in either case making a similar finding with respect to a facility other than the Projects based on facts pertaining to the Ownership Criteria that are similar to those presented by the ownership of the Project Partnerships from the Original Effective Date).

         12.1.3 FERC Action. If at any time the FERC or a federal court issues an order or ruling ("Order") (i) finding that the ESI Partners' equity interest in the Partnership exceeds a level that is permitted under the Ownership Criteria, or (ii) making a similar finding with respect to a facility other than the Project based on facts pertaining to the Ownership Criteria that are similar to those presented by this Agreement inclusive of the terms hereof from the Original Effective Date and, as a result, an y Partner requests the Partnership to obtain from the law firm of Reid & Priest (or if such firm is no longer in existence, from other nationally recognized FERC counsel) ("FERC Counsel") an unqualified opinion dated, as of a then current date, to the same effect as the opinion dated November 22, 1997 from Reid & Priest but such FERC Counsel is unwilling to provide such opinion, then, in either such case, not later than ninety (90) days after the issuance of the Order, the ESI Partners shall take such acti on as is necessary to cause the FERC to rescind the Order or otherwise to comply with the Ownership Criteria (including, without limitation, reducing the Percentages of the ESI Partners, paying to the Tractebel Partners an amount necessary to reduce the Utility Affiliate Share of Total Benefits received by the prior owners to fifty percent (50%) of the Total Benefits calculated in accordance with Section 12.1.2 hereof, transferring all or a portion of the Partnership Interests of the ESI Partners to the Tr actebel Partners or to some third party, or any combination of such actions) to meet the Ownership Criteria.

         12.1.4 Change in Regulation. The foregoing requirements contained in this Article 12 shall no longer apply or be effective in the event that (1) such provisions are no longer required in order to comply with the ownership criteria applicable to qualifying facilities under PURPA, and the rules, regulations and orders issued thereunder by the FERC; and (2) the Partnership is no longer required to maintain its status as a qualifying facility (i) under the express terms of any agreement to which the Partnership or either of the Project Partnerships is a party; (ii) in order to avoid any material adverse effect under any agreement to which the Partnership or Project Partnerships is a party; and (iii) in order to be eligible for exemption from the Public Utility Holding Company Act of 1935, as amended, and from the financial, organizational or rate regulations imposed upon electric utilities, public utilities or similar entities by any governmental authority.


                                  Article XIII.
                               General Provisions

     13.1 Assurances. Each Partner shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Partners deem appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Partnership.

     13.2 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "Notice") required or permitted under this Agreement must be in writing and shall be deemed to have been received only upon actual receipt thereof.

To Tractebel GP:    c/o Tractebel Power, Inc.
                    1177 West Loop South
                    Suite 900
                    Houston, Texas  77027
                    Attention:  General Counsel
                    Telecopier: (713) 552-2364


To Tractebel Sub:   c/o Tractebel Power, Inc.
                    1177 West Loop South
                    Suite 900
                    Houston, Texas  77027
                    Attention:  General Counsel
                    Telecopier: (713) 552-2364


To ESI GP:          c/o ESI Energy, Inc.
                    11760 US Highway One
                    Suite 600
                    North Palm Beach, Florida 33408
                    Attention:  President
                    Telecopier:  (561) 691-3615

To ESI Sub:         c/o ESI Energy, Inc.
                    11760 US Highway One
                    Suite 600
                    North Palm Beach, Florida 33408
                    Attention:  President
                    Telecopier:  (561) 691-3615

     13.3 Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

     13.4 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Partners. It supersedes all prior written and oral agreements and statements, and any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Partners.

     13.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Delaware without regard to principles of conflicts of laws.

     13.6 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

     13.7 Binding Provisions. This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

     13.8 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

     13.9 Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     13.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     13.11 Estoppel Certificate. Each Partner shall, within ten (10) days after written request by any Partner, deliver to the requesting Person a certificate stating, to the Partner's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature or extent thereof.

     13.12 Non-Disclosure. Each Partner hereto agrees that it will, and will cause its officers, other personnel and authorized representatives to, hold in strict confidence all Confidential Information disclosed by the other Partners and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Partners hereto to which such Confidential Information relates (the "Affected Party"); provided, that each Partner hereto may provide such data and in formation (i) to its outside lenders, consultants, accountants, investors and advisers; provided, that, such parties remain legally obligated (by contract or otherwise) to maintain the confidentiality of such information, and (ii) in response to legal process or applicable government regulations, but only that portion of the data and information which, in the written opinion of counsel for such Partner, is legally required to be furnished and further provided that such Party notifies the Affected Party to protect the confidentiality of such data and information pursuant to applicable law. Notwithstanding the foregoing, each Party hereto may disclose the terms of this Agreement in connection with any Transfer provided that the potential purchaser executes appropriate confidentiality agreements.

     13.13 Waiver. No failure on the part of any Partner to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver to be effective shall be in writing signed by the waiving Partner.

     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, as of the Effective Date.

                                      ESI NORTHEAST ENERGY GP, INC.,
                                      a Florida corporation


                                      By: /s/ Glenn E. Smith
                                          --------------------------
                                          Name: Glenn E. Smith
                                          Title: Vice President


                                      ESI NORTHEAST ENERGY LP, INC.,
                                      a Florida corporation



                                      By: /s/ Glenn E. Smith
                                          --------------------------
                                          Name: Glenn E. Smith
                                          Title: Vice President


                                      TRACTEBEL NORTHEAST GENERATION GP, INC.
                                      a Delaware corporation


                                      By: /s/ Timothy R. Dunne
                                          --------------------------
                                          Name: Timothy R. Dunne
                                          Title: Vice President


                                      TRACTEBEL ASSOCIATES NORTHEAST LP, INC.
                                      a Delaware corporation


                                      By: /s/ Charles Vetters
                                          --------------------------
                                          Name: Charles Vetters
                                          Title: Vice President



              [Signature Page to Agreement of Limited Partnership]

                                                                       Exhibit A

                             NO KNOWLEDGE AGREEMENT

     This AGREEMENT is dated as of [The Acquisition Date] among ESI NORTHEAST ENERGY GP, INC., a Florida corporation, and ESI NORTHEAST ENERGY LP, INC., a Florida corporation (the "ESI Partners"); and TRACTEBEL NORTHEAST GENERATION GP, INC., a Delaware corporation and TRACTEBEL ASSOCIATES NORTHEAST LP, INC., a Delaware corporation (collectively, the "Tractebel Partners").

     The ESI Partners and the Tractebel Partners are the partners of Northeast Energy, LP (the "Partnership") under the Agreement of Limited Partnership of Northeast Energy, LP, a Delaware limited partnership (the "Partnership Agreement"). All capitalized terms used herein shall have the meaning set forth in the Partnership Agreement unless otherwise herein defined.

     The ESI Partners and the Tractebel Partners hereby agree as follows:


         1. ESI Partners Knowledge. Except as set forth in Schedule 1 hereto, the ESI Partners have no knowledge of any breach by any "Seller" (as defined in the Purchase Agreement) of any representations or warranties made by such Seller in the Purchase Agreement.

         2. Tractebel Partners Knowledge. Except as set forth in Schedule 2 hereto, the Tractebel Partners have no knowledge of any breach by any Seller of any representations or warranties made by such Seller in the Purchase Agreement.

         3. ESI Indemnity. The ESI Partners hereby agree to indemnify and hold harmless the Tractebel Partners from and against fifty percent (50%) of any loss, damage, cost or expense suffered or incurred by the Partnership as a result of the Partnership's inability to recover against the Sellers under
     Section 11 of the Purchase Agreement for breach of representation or warranty by the Sellers, to the extent such inability is a result of the successful assertion by the Sellers of the defense that such recover y is barred because the ESI Partners had knowledge of such breach at the time of Closing (as defined in the Purchase Agreement).

         4. Tractebel Indemnity. The Tractebel Partners hereby agree to indemnify and hold harmless the ESI Partners from and against fifty percent (50%) of any loss, damage, cost or expense suffered or incurred by the Partnership as a result of the Partnership's inability to recover under
     Section 11 of the Purchase Agreement for breach of representation or warranty by the Sellers, to the extent such inability is a result of the successful assertion by the Sellers of the defense that such recovery is barred be cause the Tractebel Partners had knowledge of such breach at the time of Closing.

         5. Waiver. No failure or delay by the Partners or the Partnership to exercise any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of such right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.

         6. Amendments. This Agreement may be amended but only by an instrument in writing signed by the Partners.

         7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         8. Notices. Any notice hereunder shall be in writing and shall be personally delivered or delivered by an internationally recognized courier service such as DHL or Federal Express, addressed to the party receiving such notice at the following address:

            If to the ESI Partners to:

            ESI Energy, Inc.
            11760 US Highway One
            Suite 600
            North Palm Beach, Florida  33408
            Attn:President

            If to the Tractebel Partners to:

            Tractebel Power, Inc.
            1177 West Loop South
            Suite 900
            Houston, Texas 77027
            Attn:  General Counsel

     or at such other address as a party may by notice specify to the other party. Notices shall be deemed effective upon confirmed receipt of delivery.

         9. Severability. If any term contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the remaining terms hereof shall not in any way be affected or impaired.

         10. Continuing Obligations. The obligations of the Partners hereunder shall continue in full force and effect until all of such obligations have been fully paid or performed.

         11. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.IN WITNESS WHEREOF, the Partners have executed, or caused this Agreement to be executed, as of the Acquisition Date.

     IN WITNESS WHEREOF, the Partners have executed, or caused this Agreement to be executed, as of the Acquisition Date.


                                       ESI NORTHEAST ENERGY GP, INC.,
                                       a Florida corporation



                                       By:
                                           -----------------------------
                                           Name:
                                           Title:

                                       ESI NORTHEAST ENERGY LP, INC.,
                                       a Florida corporation



                                       By:
                                           -----------------------------
                                           Name:
                                           Title:

                                       TRACTEBEL NORTHEAST GENERATION GP, INC., a Delaware corporation



                                        By:
                                           -----------------------------
                                           Name:
                                           Title:


                                       TRACTEBEL ASSOCIATES NORTHEAST LP, INC., a Delaware corporation



                                        By:
                                           -----------------------------
                                           Name:
                                           Title:


                                      A-3